Filed pursuant to Rule 424(b)(2)

Registration No. 333-179460

Current Interest Rates

This is Prospectus Supplement No. 74 to the Prospectus dated May 10, 2012

Current Interest Rates for Renewable Unsecured Subordinated Notes Offered by Aspirity Holdings LLC (formerly Twin Cities Power Holdings, LLC)

Interest Rates Effective August 18, 2015

PORTFOLIO	$1,000	$2,000	$5,000	$10,000	$25,000	$50,000	$75,000	$100,000
AMOUNT (1)	to	to	to	to	to	to	to	or
	$1,999	$4,999	$9,999	$24,999	$49,999	$74,999	$99,999	More
NOTE TERM	Annual %	Annual %	Annual %	Annual %	Annual %	Annual %	Annual %	Annual %
3 Month	7.00	7.00	7.00	7.00	7.50	8.00	8.50	9.00
6 Month	8.00	8.00	8.00	8.00	8.50	9.00	9.50	10.00
1 Year	9.00	11.00	12.00	13.00	14.00	14.25	14.50	14.75
2 Year	10.00	12.00	13.00	14.00	15.00	15.25	15.50	15.75
3 Year	11.00	12.00	13.00	14.00	15.00	15.25	15.50	16.00
4 Year	12.00	13.00	14.00	15.00	16.00	16.25	16.50	17.00
5 Year	13.00	13.00	13.00	13.00	13.50	14.00	14.50	15.00
10 Year	14.00	14.00	14.00	14.00	14.50	15.00	15.50	16.00
Interest compounds daily at the annual interest rate.

(1)     We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Aspirity Holdings LLC that are currently owned by you and your immediate family members. Immediate family members include your parents, children, siblings, grandparents and grandchildren. Members of a sibling's family are also considered immediate family members if the sibling is also a note holder.

The notes can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, South Dakota, Texas, Vermont, and Wisconsin. No offer is made by this prospectus supplement to residents of any other state. See the section of the prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The description in this Prospectus Supplement No. 74 of the terms of the notes adds to the description of the general terms and provisions of the notes in the Prospectus dated May 10, 2012, as previously supplemented on May 10, 2012, May 16, 2012, May 25, 2012, May 29, 2012, June 1, 2012, June 14, 2012, June 25, 2012, June 29, 2012, July 10, 2012, August 14, 2012, August 31, 2012, September 20, 2012, October 12, 2012, November 2, 2012, November 14, 2012, December 20, 2012, December 31, 2012, January 8, 2013, March 1, 2013, March 18, 2013, March 29, 2013, April 1, 2013, May 2, 2013, May 15, 2013, May 31, 2013, June 10, 2013, June 17, 2013, June 19, 2013, June 20, 2013, August 14, 2013, August 16, 2013, August 26, 2013, September 11, 2013, November 1, 2013, November 14, 2013, December 10, 2013, December 31, 2013, March 17, 2014, March 26, 2014, March 28, 2014, April 8, 2014, May 9, 2014, May 15, 2014, May 19, 2014, May 29, 2014, June 16, 2014, July 3, 2014, August 13, 2014, August 25, 2014, October 17, 2014, November 6, 2014, November 7, 2014, November 12, 2014, November 17, 2014, November 24, 2014, December 23, 2014, January 2, 2015, and January 22, 2015, February 2, 2015, February 19, 2015, March 27, 2015, April 1, 2015, May 1, 2015, May 15, 2015, May 19, 2014, May 29, 2014, June 16, 2014, July 3, 2014, August 13, 2014, August 25, 2014, October 17, 2014, November 6, 2014, November 7, 2014, November 12, 2014, November 17, 2014, November 24, 2014, December 23, 2014, January 2, 2015, January 22, 2015, February 2, 2015, February 19, 2015, March 27, 2015, April 1, 2015, May 15, 2015, May 29, 2015, June 3, 2015, July 6, 2015, July 15, 2015, July 21, 2015, and August 17, 2015 (collectively, the “Prospectus”). Investors should rely on the description of the notes in this Prospectus Supplement No. 74 if it is inconsistent with the description in the Prospectus.

www.aspirityholdings.com / 888-955-3385

The date of this Prospectus Supplement No. 74 is August 19, 2015.